Exhibit 10.37

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10) (iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

MASTER SERVICES AGREEMENT

(Excluding Zydis® and Opti Technologies)

This Master Services Agreement (“Agreement”) is made as of June 4, 2026 (the “Effective Date”), by and between Remix Therapeutics, Inc., a Delaware corporation with a place of business at 100 Forge Road, Suite 400, Watertown, MA, 02472, U.S.A. (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, with a place of business at 200 Crossing Boulevard, 7th Floor, Bridgewater, NJ 08807, U.S.A. (“Catalent”).

WHEREAS, Client develops, markets, and sells pharmaceutical products;

WHEREAS, Catalent is a leading provider of advanced technologies, and development, manufacturing, and packaging services for pharmaceutical, biotechnology, and consumer healthcare companies; and

WHEREAS, Client and Catalent desire to enter into this Agreement to provide the terms and conditions upon which Client may engage Catalent to provide certain services as specified in individual Quotations.

THEREFORE, in consideration of the circumstances recited above and the mutual covenants, terms and conditions set forth below, the parties agree as follows:

SECTION 1
DEFINITIONS

1.1      “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. and any corporation, firm, partnership or other entity controlled by it. For the purposes of this definition, “control” means possession, directly or indirectly, of the power to direct the management and policies of such corporation, firm, partnership or other entity, whether through the ownership of 50% or more of the voting interests, through contract, or otherwise.

1.2     “Agreement” has the meaning set forth in the introductory paragraph and includes all its attachments and other appendices (all of which are incorporated herein by reference) and any amendment to any of the foregoing agreed as provided herein or therein.

1.3       “API” means the active pharmaceutical ingredient (whether chemical or biologic in nature) identified in a Quotation and which may be used in the performance of the Services.

1.4      “Applicable Laws” means, with respect to Client, all laws, ordinances, rules, and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which Client-supplied Materials, Client-directed Raw Materials, and Product is or is intended to be produced, packaged, marketed, distributed, used, or sold, together with all policies, practices, protocols, standards, or guidelines of any Regulatory Authority having jurisdiction over Client or Product in such jurisdiction which, although not necessarily having the force of law, are regarded by such Regulatory Authority as requiring compliance as if it had the force of law; and with respect to Catalent, all laws, ordinances, rules, and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent performs the Services; provided that CGMP shall not constitute Applicable Laws except to the extent expressly stated in this Agreement.

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1.5     “Batch” means a specific quantity of Product, that is intended to be of uniform character and quality, within specified limits as agreed upon by the parties in writing, and is produced during the same cycle of Manufacture as defined by the Master Batch Record and memorialized in a Barch Record.

1.6     “Batch Record” means the final document created in accordance with cGMP as and after each Batch is Manufactured, as part of the Manufacturing record of that Batch, with contents specified in the Quality Agreement.

1.7     “Catalent Formulations” means [***]. Zydis® Technology refers to Catalent’s proprietary technology for the formulation and manufacture of the Zydis® and Zydis Ultra™ fast-dissolving dosage form for the oral administration of pharmaceutical drugs.

1.8    “CGMP” and “Good Manufacturing Practices” shall have the meaning as set forth in the Quality Agreement applicable to the Services or Product being provided.

1.9     “Client-supplied Materials” means any material to be supplied by or on behalf of Client or from a vendor selected by Client to Catalent for use in the Services, including API, trial materials, reference materials, or any Comparator Drug supplied or procured by or on behalf of Client pursuant to a Quotation.

1.10   “Comparator Drug” means an investigational or marketed pharmaceutical product (other than Product) or placebo used as a reference in a clinical trial of Product.

1.11    “Debarred” means the penalty imposed by the US FDA pursuant to 21 USC 335a (a) or 335a (b) on persons or companies that have engaged in criminal conduct with respect to the development or approval of new or generic drugs or engaged in certain other types of criminal conduct.  A debarred person or company is precluded from submitting or assisting in the submission of an FDA New Drug Application (NDA) or FDA Abbreviated New Drug Application (ANDA) and may not provide services in any capacity to a party that has an approved or pending drug application.

1.12    “Facility” means the Catalent facility(ies) where the Services specified in the applicable Quotation are performed.

1.13    “Manufacture” and “Manufacturing” means the steps, processes and activities necessary to produce Product, including without limitation, the manufacturing, processing, packaging, labeling, quality control testing, and release of Product, in each case as set forth in a Quotation or Specifications as comprising all or part of Services and under the terms of this Agreement.

1.14    “Master Batch Record” means the documents that specify the complete set of formal instructions and procedures for Manufacturing, as mutually developed and approved by the Parties.

1.15   “Person” means an individual, a corporation, an association, a limited liability company, a partnership, trust, or other type of entity or organization, including a government or a political subdivision or an agency thereof.

1.16    “Product” means a pharmaceutical product containing the API, as identified in a Quotation, which is a subject of Services provided pursuant to such Quotation.

1.17    “Quotation” means a quotation agreed by the parties that defines the scope of Services to be performed by Catalent and the responsibilities of the parties with respect to such Services.

1.18  “Regulatory Authority” means each of the supranational, national, state, local governmental or other regulatory bodies, agencies, departments, bureaus, authorities, courts, or other entities responsible for (i) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use, or (ii) health, safety, or environmental matters generally.

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1.19   “Representatives” of an entity means such entity’s respective officers, directors, employees, agents, equity holders, members, accountants, attorneys, consultants, or other professional advisors.

1.20   “Services” means all services, including analytical services, development services, micronization services, pre-commercial or clinical manufacturing or packaging services, testing services or services described in any Annex to this Agreement, and/or such other services as described in Section 2.1(C) (as the same may be amended from time to time), performed by Catalent for Client pursuant to a Quotation.

1.21  “Specifications” means the Product specification(s), standards, quality control testing, and other data and the scope of Services provided by the Client and accepted by Catalent and as set forth in the Facility’s (or Facilities’) systems.

SECTION 2
SCOPE

2.1       Definition of Scope.

A.          This Agreement shall govern the Services to be provided by Catalent to Client. Catalent shall perform Services in accordance with the terms and subject to the conditions set forth in the applicable Quotation and this Agreement. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations under this Agreement or any Quotation (provided Client is notified in writing in advance of such Affiliate’s involvement, either in the Quotation or otherwise in writing), and Client shall treat such performance as if it were performed by Catalent. Catalent shall be responsible for the performance of such Affiliates, and any Services performed by such Affiliates shall be conducted at the Facility specified in a Quotation unless otherwise agreed by the Client in writing. Catalent Affiliates may issue Quotations that incorporate by reference the terms of this Agreement. Any Quotation signed by Client and a Catalent Affiliate shall create a separate agreement between Client and such Catalent Affiliate, which shall create rights and obligations solely between Client and such Catalent Affiliate. Each such Quotation shall be a Quotation hereunder, subject to and incorporating by reference all the terms and conditions of this Agreement, except that all references to “Catalent” in this Agreement shall be deemed to refer to or include such Catalent Affiliate. For clarity, Catalent shall not subcontract any portions of the Services to a third party or perform (or have performed) any of the Services outside the applicable Facility as set forth in the Quotation without the prior written consent of Client.

B.          This Agreement shall not apply to or be used for (i) commercial manufacturing services, or (ii) services involving Catalent’s offerings with respect to gene therapy, cell therapy, biologics, or GPEx® cell line engineering or manufacturing with GPEx® cell lines; provided, however, that Catalent may provide Comparator Drug sourcing, pre-commercial/clinical packaging services, distribution and logistics services, project and clinical supply management services and/or any other services described in any annex which may be appended or added to this Agreement, for gene therapy, cell therapy, biologics or GPEx® offerings, and such clinical services will be set forth in Quotations under this Agreement. Except as set forth in Section 2.1(C), this Agreement shall not apply to or include services utilizing other proprietary drug delivery technologies owned or controlled by Catalent or its Affiliates.

C.          Proprietary Technologies Development and License Agreement. This Agreement may be used for Services employing Catalent Formulations; provided that, prior to beginning any phase II clinical study (or any subsequent study stage if no phase II clinical study will be conducted) for any development program utilizing a Catalent Formulation, Client and Catalent (or one of its Affiliates) shall have signed a separate development and license agreement governing the use of the applicable Catalent Formulation.

2.2      Amendments to Scope/QARs. Any material change in the details of a Quotation or in the assumptions upon which a Quotation is based (including cancellation or postponement by Client of the agreed starting date for Services) may require changes in the pricing and timelines set forth or implied in the Quotation and shall require a Quotation Amendment Record (“QAR”) signed by both parties. There is no obligation for Catalent to perform any Services included in a QAR until a QAR has been executed by the parties with respect to such Services; provided that Catalent shall continue to perform the Services pursuant to such unmodified Quotation unless otherwise agreed to be the parties in writing. Once a QAR is executed, all references to a “Quotation” in this Agreement shall be deemed to refer to the Quotation as amended by the QAR.

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2.3.    Client Responsibilities. Unless otherwise agreed to by the parties in the Quotation or another writing, Client shall, at its cost and expense, (A) provide complete and accurate scientific data regarding the Services and Client’s requirements for such Services, (B) provide Catalent with complete and accurate  information which are necessary for Catalent to develop the Quotation, the scope of Services and fees, (C) review and approve all protocols and Specifications for Services and Product, (D) if applicable, review and approve all in-process and finished Product test results to ensure conformity of such results with the agreed Specifications, and (E) if applicable, prepare all submissions to Regulatory Authorities in connection with the Product.

2.4      Client-Supplied Materials

(A)        Client shall, at its cost and expense, (i) provide to Catalent all Client-supplied Materials, as applicable, in quantities sufficient to meet the requirements of a Quotation, (ii) maintain insurance for such Client-supplied Materials while at the Facility and in transit to and from any Facility in accordance with Section 11, (iii) secure any necessary export, import, government, or other licenses, clearances, permits, authorizations, or certifications required by Regulatory Authorities in respect of such supply, and (iv) provide to Catalent a copy of all associated safety data sheets, safe handling instructions, health and environmental information, and any governmental certification or authorization that may be required under Applicable Laws relating to Client-supplied Materials prior to delivery of any such Client-supplied Materials, and thereafter shall promptly provide any update thereto.[***].

(B)       Catalent shall use Client-supplied Materials solely for the purposes of performing the Services. Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test Client-supplied Materials to confirm that they meet the applicable Specifications or certificate of analysis, or otherwise. However, if, upon visual inspection in accordance with the Quality Agreement, Catalent detects a nonconformity with applicable Specifications, Catalent shall give Client prompt written notice of such nonconformity. Catalent shall not be liable for any defect in Client-supplied Materials, or in Services or Product due to defective Client-supplied Materials, unless Catalent did not notify Client of such nonconformity despite Catalent’s detection thereof. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost and risk.

(C)         Catalent reserves the right to cancel or postpone, in its reasonable discretion, all or any part of a Quotation upon written notice to Client if Client refuses or fails to timely supply conforming Client-supplied Materials and does not remedy such failure to supply in a time period reasonable enough to permit Catalent from providing the Services without otherwise impacting the Service or Catalent’s operations.

2.5       Raw Materials.

(A)        Except as expressly set forth in a Quotation or other writing agreed by the parties, Catalent will provide, at its cost, all other raw materials, supplies, components, consumables, and packaging, other than the Client-supplied Materials necessary to perform Services, (each, a “Raw Material”). Catalent shall not be liable for any delay in the provision of Services to the extent resulting from Catalent’s inability to obtain, in a timely manner, a particular Raw Material necessary for Services despite commercially reasonable efforts. In the event of a QAR or other change in Services or termination by Catalent or expiration of this Agreement or a Quotation, Client shall bear the cost, plus a convenience fee of such cost as set forth in a Quotation or QAR, of any Raw Material no longer usable for Services and unused by Catalent for another customer, so long as Catalent purchased such Raw Material consistent with the Services or, if greater, the vendor’s minimum purchase obligations with respect to such Raw Material.

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(B)        In certain instances, Client may require a specific supplier, manufacturer, or vendor (“Vendor”) to be used for procurement of a particular Raw Material (a “Client-directed Raw Material”). If at any time, Client requests that Catalent use a Vendor for a Client-directed Raw Material and the cost of such Client-directed Raw Material from such Vendor is greater than Catalent’s costs for the same Raw Material of equal quality from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the cost of the Client-directed Raw Material to the price of the Services. Any increase in the cost of any Client-directed Raw Material shall be passed through to Client. If Catalent has not already qualified the Vendor of the Client-directed Raw Material, Client will be responsible for all charges associated with qualification, continued qualification or requalification of any such Vendor. Client shall be solely responsible for the performance of any Vendor. Client-directed Raw Materials shall be deemed Raw Materials for purposes of the other sections of this Agreement.

2.6      Micronization Services. If Services include micronization services, Catalent will micronize API in conformance to the Specifications set forth in the applicable Quotation (the “Micronized API Specifications”). If the process and analytical method for API have not been validated by Catalent, Client and Catalent shall agree in writing to a set of requirements intended to be used as a guide during the particle size reduction or milling process of API. Unless otherwise specified in a Quotation or QAR, the fees set forth in the applicable Quotation are for a single pass of material through Catalent’s milling equipment. Additional fees will be invoiced if the Quotation specifies multiple passes or any change to equipment is necessary as set forth in a QAR.

2.7      Delivery and Storage. Catalent shall deliver all Product, Comparator Drug, and components, samples, and other materials to be delivered pursuant to a Quotation [***] (“Delivery”). Title to such items shall be transferred to Client when Delivery is completed. In the event Catalent arranges shipping or performs similar loading or logistics services for Client at Client’s request, such Services are performed by Catalent as a convenience to Client only and do not alter the rights and responsibilities set forth in this Section 2.7. Catalent shall not be responsible for Client-supplied Materials, Product, Comparator Drug, or any other materials in transit, including procuring any insurance and the cost thereof, any transport fee, or any risk associated with any transit or customs delay, storage, delivery, or handling. If Client fails to take possession of any Product within [***] of written notification (including email) to Client of Delivery (and has not otherwise arranged with Catalent for storage services), Catalent shall store such Product, risk of loss of such items shall pass to Client upon transfer to storage and Client shall be responsible for reasonable administration and storage costs beginning on the [***] after Delivery of Product, and for each month following such Delivery.

2.8     Facility Relocation. Catalent shall perform all Services at the Facility and shall hold at such Facility all Client-supplied Materials and other items used in said Services. Catalent shall not change the location of such Services, or use any additional facility for the performance of Services hereunder, without at least [***] prior written notice, and the prior written consent from Client, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Client may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be).

2.9      Manufacturing Information Transfer. At Client’s option with [***] notice during the Term or if Client terminates this Agreement as permitted in Section 12 , then, upon written request to Catalent, Catalent shall transfer to Client all information relating to the Manufacturing processes, analytical methods and other technology or capability that was used by Catalent and is necessary for Client to Manufacture of Product. For avoidance of doubt, neither Client nor any third party shall have any rights to Catalent Background IP, Catalent Inventions, Catalent Formulations, and Catalent Confidential Information other than as expressly set forth in Section 7.

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SECTION 3
PAYMENTS

3.1      Invoicing, Payment Terms and Price Revisions. Catalent will invoice Client as set forth in a Quotation or QAR. Payment of all undisputed amounts on Catalent invoices is due [***] following the date of the invoice. Payment for Comparator Drug is as set forth in the terms of the Comparator Drug procurement Quotation. Notwithstanding anything to the contrary in this Agreement, if at any time any undisputed amount is not received by Catalent by its due date, then Catalent may, in addition to other remedies available at law or in equity, charge interest on the outstanding sum from the due date (both before and after any judgment) at [***] , compounding monthly, until paid in full (or, if less, the maximum amount permitted by the governing law of this Agreement). Client shall notify Catalent within [***] of receipt of an invoice if any amounts on an invoice are disputed. The parties shall engage in good faith to resolve any disputes concerning invoices. If the dispute cannot be resolved within the [***] payment term, then Client shall pay the full amount of the undisputed portion of the invoice within the payment term, and the disputed portion will be paid within [***] of resolution of the dispute. The parties shall use good faith efforts to promptly resolve any invoicing disputes and further reconcile the disputed amount. Any amounts that are disputed but not done so in good faith shall be considered late if they are not received within the payment term and thereby subject to the interest and penalties described herein. In addition, Catalent may [***] until such default is corrected without releasing Client from its obligations under this Agreement or the applicable Quotation. Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.

3.2.    Increases in Pricing. (i) Catalent may revise the prices provided in a Quotation annually to address changes in labor costs, costs of utilities, and other commercially reasonable factors, in an amount equal to the change in the Producer Price Index (“PPI”), “Pharmaceutical Preparation Manufacturing” (Series ID: PCU325412325412), not seasonally adjusted, as published by the U.S. Department of Labor, Bureau of Statistics provided that Catalent provides Client with reasonable advanced written notice thereof and (ii) increases in costs of Raw Materials, which may be passed through to Client at any time following Catalent’s receipt of any such increases provided that Catalent provides Client with reasonable advanced written notice thereof prior to Catalent ordering any Raw Materials under a Quotation.

3.3.   Taxes. All sales, use, gross receipts, compensating, value-added, or other taxes, duties, registrations, tariffs, customs fees, license fees, and other amounts (including penalties) assessed by any tax jurisdiction, national customs authority, or any other Regulatory Authority (excluding Catalent’s net income and franchise taxes), at any point within the respective statute of limitations (“Taxes”), on or for Client-supplied Materials, Services, or Product, prior to or upon provision or sale to Catalent or Client, as the case may be, whether assessed on Catalent or Client, are the responsibility of Client, whether paid by Catalent or Client, and either Client shall reimburse Catalent for all such Taxes paid by Catalent or such sums will be added to invoices directed to Client. If any deduction or withholding in respect of Taxes or otherwise is required by law to be made from any of the sums payable hereunder, then Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.4     Tariffs. In the event that any Tariffs are imposed Catalent shall be entitled to pass through any increased costs incurred by Catalent as a result of such Tariffs to Client. Catalent shall use commercially reasonable efforts to mitigate the impact of such Tariffs, including seeking alternative sources of supply or modifying Services where feasible and appropriate. Catalent retains the sole right to determine whether to seek alternative sources of supply or modify Services, subject to Client’s approval of any changes to the Product and/or Specifications. If the cumulative increase in cost to Catalent as a result of any Tariffs exceeds [***] of the cost in effect prior to the imposition of such Tariff(s), such Tariffs shall constitute a force majeure event for Catalent under Section 14.12. As used in this Section, “Tariffs” means any tariffs, import duties, trade remedies, retaliatory duties, sanctions, import/export restrictions, quotas, levies, or other governmental trade actions imposed by any country or jurisdiction that affect the cost, availability, or delivery of Raw Materials, utilities, Comparator Drug or Services under this Agreement, whether applicable to domestic or international transactions.

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3.5    Costs and Additional Services. Client shall be responsible for the costs of all reference standards, specialty chemicals, columns, and similar Client-specific purchases made by Catalent which are required to perform Services. Catalent reserves the right to expend up to [***] per occurrence to complete all required investigational Services (such as out-of-Specification investigations, trouble-shooting chromatographic methods, etc.) upon prior consent from Client. Such required investigational Services will be billed in accordance with the fees set forth in the applicable Quotation, and no QAR is required for Catalent to bill for such additional Services up to a maximum of [***] per occurrence. If the additional investigational Services require more than [***] to complete, Catalent will contact Client prior to continuation and both parties will promptly execute a QAR to reflect such additional investigational Services. No charges for such [***] of additional Services will be applied for any deviations that are the result of Catalent’s gross negligence or willful misconduct.

3.6    Cancellations and Postponements. Client shall have the right to cancel or postpone its reserved start date of Services at any time upon prior written notice to Catalent, as follows:

A.       For cancellation or postponement of any Services that are Manufacturing, labeling, or packaging, Catalent will invoice Client a cancellation or postponement fee according to the following calendar-day schedule:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, for each Service provided (Manufacturing, labeling, or packaging), in case of postponement or cancellation fees in the table shall apply, plus any other fees set forth in the applicable Quotation.

B.           For cancellation or postponement of any Services that are not manufacturing, labeling, or packaging, Client shall pay any applicable cancellation or postponement fees set forth in the applicable Quotation. Although Catalent is not contractually or legally obligated to do so, Catalent may make reasonable efforts to reduce any cancellation or postponement fees in an amount equal to the amount under the contract. If Catalent is able to, Catalent shall secure, in order to replace Client’s cancelled or postponed Services, new business for a third party’s batches of product not already scheduled to be manufactured at the time of Client’s request for cancellation or postponement, provided the capacity slot of Client’s cancellation or postponement can be filled with such third party’s batches, as described herein. Client shall be obligated to pay the cancellation or postponement fee for unused manufacturing or packaging Services to the extent that Catalent was not financially made whole from the manufacture or packaging Services of the third party product as described herein.

SECTION 4
NON-CONFORMITIES

4.1     To the extent Services include manufacturing or packaging of Product, or micronization of API, the following shall apply to non-conforming Product:

(A)        Within [***] of receipt of the completed Batch Record, Client or its designee will notify Catalent in writing (an “Exception Notice”) if such Product does not meet the warranty set forth in Section 8.1(C) (“Defective Product”). If Client fails to timely provide an Exception Notice, Product shall be deemed accepted by Client. [***].

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(B)         Upon timely receipt of an Exception Notice from Client, Catalent (a) may require Client to provide a sample of the alleged Defective Product, and (b) shall conduct an appropriate investigation to determine whether it agrees with Client that Product is Defective Product and the cause of any nonconformity.

If Catalent agrees that Product is Defective Product and determines that the proximate cause of the non-conformity is attributable to Catalent’s breach of the product warranty set forth in Section 8.1(C) by Catalent, and such defect occurred while the Product was under the control and possession of the Catalent (“Catalent Defective Processing”) or if the independent third party laboratory or qualified expert appointed pursuant to Section 4.2 determines that Product is Defective Product and the cause of the non-conformity is attributable to Catalent Defective Processing, then Catalent shall, at Client’s option, either:

(i)	reperform Services at Catalent’s cost using Client-supplied Materials provided by Client[***]. Client shall be liable to pay for either the Defective Product or the replacement Product, but not both;
(ii)	re-process Defective Product (if permitted by CGMP). Client shall be liable to pay for either the Defective Product or the re-processed Defective Product, but not both; or

(iii)	credit any payment made by Client for such Defective Product.

For clarity, matters related to Defective Product and the determination of whether or not Defective Product is attributable to Catalent Defective Processing shall be considered a Quality Matter.

4.2     If the parties disagree as to whether Product is Defective Product or whether the cause of the nonconformity is Catalent Defective Processing, and this disagreement is not resolved within [***] after Catalent’s receipt of the Exception Notice, the parties shall jointly appoint an independent third party laboratory or qualified expert to review records and test data and perform comparative tests or analyses on samples (the “Third Party Review”) of the alleged Defective Product and its components, including Client-supplied Materials. If the parties cannot agree on the independent third party laboratory or qualified expert to be appointed, then the parties shall each suggest an acceptable independent third party laboratory or qualified expert and the independent third party laboratory or qualified expert shall be selected randomly from among the suggested ones. The independent third party laboratory or qualified expert’s decision shall be rendered in writing explaining the reasons for such decision. Absent manifest error, the independent third party laboratory or qualified expert’s conclusions concerning (i) whether Product is Defective Product, and (ii) the cause of any nonconformity, shall be final and binding and not be appealable to any court in any jurisdiction, and shall not be subject to or disputed by any other process or proceeding including, but not limited to, those in Section 14.4. Unless otherwise agreed by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances. If advance payment is required, the parties will share equally the cost of the independent third party laboratory or qualified expert, subject to reimbursement in accordance with this Section pursuant to the final determination of the independent third party laboratory or qualified expert. For clarity, where the cause of any nonconformity cannot be determined or assigned, it shall be deemed not to be attributable to Catalent Defective Processing.

4.3      Error in Analytical Services. In the event of Catalent’s material failure to comply with its obligations under the applicable Quotation in performing any analytical Services (i.e., Services that do  not include manufacturing or packaging of Product) that renders the results unacceptable to a Regulatory Authority to which Client intends to submit such results, Catalent’s sole obligation to Client, notwithstanding anything to the contrary in this Agreement, shall be for Catalent, at request of Client, to reperform the relevant Services at Catalent’s cost. Client shall supply Catalent with sufficient quantities of Client-supplied Materials needed for Catalent to complete such re-performance, and the cost of such Client-supplied Materials shall be allocated between the parties pursuant to Section 10.2.

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4.4    Development/Initial Batches. Each batch of Product manufactured under this Agreement will be a “Development Batch” until manufacturing, testing, storage methods and processes have been validated in accordance with industry standards (including production of at least [***] of Product that meet the applicable Specifications). The term Development Batch shall include any batch manufactured following a change in the (i) Specifications, or (ii) manufacturing process, and/or (iii) batch size, until Catalent has manufactured [***] of Product meeting the Specifications. Client shall be responsible for the cost of each Development Batch, even if such batch fails to meet the Specifications, unless Catalent was grossly negligent in the manufacture of the out-of-Specification batch. Catalent and Client shall cooperate in good faith to resolve any problem causing the out-of-Specification batch.

4.5     Client acknowledges that Services to be performed pursuant to this Agreement and the applicable Quotations are by their nature developmental and that Services may involve processes that are, by their nature, unpredictable such that Catalent does not guarantee to Client the achievement of a successful outcome. It shall not be considered a breach by Catalent of this Agreement or the applicable Quotation if an objective of the applicable Quotation is not achieved, or the Specifications are not met, so long as Catalent has complied with its obligations set forth in this Agreement and the applicable Quotation.

4.6    Without limiting Client’s termination rights hereunder, the obligation of Catalent to, if applicable (i) indemnify Client under Section 9.1, or (ii) reperform Services to replace Defective Product attributable to Catalent Defective Processing or (iii) credit payments made by Client for Defective Product attributable to Catalent Defective Processing in accordance with this Section 4 shall be Client’s sole and exclusive remedy under this Agreement for Defective Product and is in lieu of any other warranty, express or implied.

SECTION 5
REGULATORY MATTERS

5.1    Recordkeeping. Unless the parties otherwise agree in writing, Catalent shall maintain batch, laboratory data, reports and other technical records relating to Products, and such shall be complete and accurate as in accordance with Catalent standard operating procedures and Applicable Laws. Such information shall be maintained for the minimum period required by Applicable Laws or, if longer, the period set forth in the Quality Agreement (defined below).

5.2    Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent performs Services. Client shall obtain and maintain all other regulatory authority approvals, authorizations, permits and certificates, including those relating to the import, export, use, distribution and sale of API, Product, and Client-supplied Materials. Client shall reimburse Catalent for any payment Catalent is required to make to any Regulatory Authority pursuant to Applicable Laws solely relating to the Services (and not relating to Catalent’s services to other customers or Catalent’s services in general) provided hereunder relating to Client’s Product or Client-supplied Materials at the Facility. Client may identify Catalent (using the name and Facility information provided by Catalent) in regulatory submissions and related regulatory correspondence including Client’s clinical trial applications, marketing authorization applications, abbreviated new drug applications, or foreign equivalent thereof, and other regulatory submissions as required, provided that Client will notify Catalent in writing prior to identifying Catalent in any new clinical trial or any other regulatory submissions and, upon Catalent’s request, shall provide a copy of the relevant portions of Client’s clinical trial application relating to the Services for review and comment prior to submission and provide a copy of the final filing. During the Term, Catalent may assist Client with all reasonably requested regulatory matters relating to the Services, at Client’s reasonable request and sole expense. The parties shall reasonably cooperate to allow each party to satisfy its obligations under Applicable Laws relating to performance of this Agreement. Catalent shall not be obliged to perform any Services which would involve any countries that are targeted by the comprehensive sanctions, restrictions, or embargoes administered by the United Nations, the European Union, the United Kingdom, or the United States of America.

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5.3     Regulatory Inspections. Each party shall inform the other party of any inspection or inquiry by any Regulatory Authority concerning the API, Product, or Services, as specified and within the timeframe agreed to in the Quality Agreement (or, if no Quality Agreement is in place, within [***] of receiving notice of the inspection or inquiry). Client shall reimburse Catalent for reasonable and documented costs associated with inspections by Regulatory Authorities solely in connection with any or all Client-supplied Materials, Product, or Services under the applicable Quotation (and not in connection with Catalent’s other customers or Catalent in general).

5.4     Client Audits. Client may during the Term (through its Representatives) conduct quality assurance Facility audits as mutually agreed to in advance, and there shall be no cost to Client for audits conducted at the frequency established in the Quality Agreement (and if no Quality Agreement in place, every other year). Additional audits will be invoiced by Catalent separately at the then-current rate for such audits unless such audit is “for cause”. Client shall be entitled to bring no more than [***] to an audit, and audits shall not exceed [***]. Client shall indemnify and hold harmless Catalent for the consequences of any action, activity, or omission of or by any Representatives relating to failure to follow the Facility’s rules and procedures while at the Facility.

5.5      Quality Agreement. Prior to Catalent providing any Services that are required to be performed in accordance with CGMP, the parties shall negotiate in good faith and enter into a quality agreement (as amended from time to time, the “Quality Agreement”). If determined necessary by Catalent, the parties shall enter into separate Quality Agreements for each Facility. In the event of a conflict between this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with CGMP (“Quality Matters”), the provisions of the Quality Agreement shall govern. In the event of a conflict between this Agreement and the Quality Agreement with respect to any commercial matter, including without limitation, ownership, allocation of risk, warranty, limitation of liability, and financial responsibility, the provisions of this Agreement shall govern.

SECTION 6
CONFIDENTIALITY AND NON-USE

All information disclosed by a party in connection with this Agreement shall be confidential and proprietary information, regardless of the form in which it is furnished, including written, verbal, visual, electronic, or in any other media or manner, and information acquired by observation or otherwise during any visit to the other party’s facility (“Confidential Information”); unless such information (A) is or becomes generally available within the industry to which such information relates other than through a breach of this Agreement, (B) is already known by recipient at the time of disclosure as evidenced by recipient’s written records, (C) becomes available to recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for recipient without reference to Confidential Information of discloser as evidenced by recipient’s written records. Recipient will not use discloser’s Confidential Information except in connection with the performance of its obligations under this Agreement, and will not disclose, without discloser’s prior written consent, discloser’s Confidential Information to any third party, except that recipient may disclose discloser’s Confidential Information (i) to its Representatives or its Affiliates (and their respective Representatives) who need to know such Confidential Information to perform such party’s obligations under this Agreement, or (ii) as required to be disclosed by applicable law, provided that the recipient shall give discloser, if legally permissible, as much prior notice of such legally required disclosure as is practicable under the circumstances. Recipient shall be liable for the breaches of this Agreement by its Affiliates and their respective Representatives. Confidential Information also includes the existence and terms of this Agreement. Subject to Client notifying Catalent in writing as soon as reasonably practicable and Catalent providing written consent which shall not be unreasonably withheld, Client may disclose Confidential Information of Catalent relating to this Agreement to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirers of the business to which this Agreement relates, and who in each case (1) are not competitors of Catalent in the provision of the Services, (2) have a specific need to know such Confidential Information, and (3) who are bound by a like obligation of confidentiality and restrictions on use. The obligations of this Section 6 shall survive for [***] following the expiration or termination of this Agreement, except with respect to Confidential Information that is a trade secret, for which the obligations of this Section 6 will continue for so long as such Confidential Information remains a trade secret under applicable law.

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SECTION 7
INTELLECTUAL PROPERTY

7.1      Definitions. For purposes hereof:

(A) “Client Background IP” means all intellectual property and related embodiments owned by or licensed to Client as of the Effective Date or developed or controlled by Client other than in connection with the Services under this Agreement;

(B) “Catalent Background IP” means all intellectual property and related embodiments owned by or licensed to Catalent as of the Effective Date or developed or controlled by Catalent other than in connection with the Services under this Agreement;

(C) “New Invention” means any intellectual property developed by either party or jointly by the parties in connection with the Services under this Agreement;

(D) “Client Inventions” means any New Invention that relates to Client Background IP or to Client’s API, in each case excluding Catalent Inventions; and

(E) “Catalent Inventions” means any New Invention, other than a Client Invention, that (i) relates exclusively to Catalent Background IP, or (ii) relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing, or testing pharmaceutical products generally, in each case excluding Client Inventions.

7.2     Ownership of Intellectual Property. All Client Background IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except as set forth in Section 7.5. All Catalent Background IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement, except as set forth in Section 7.4. Client hereby assigns all right, title and interest it may have in any Catalent Inventions to Catalent. Catalent hereby assigns all right, title and interest it may have in any Client Inventions to Client. The parties will inform each other upon identification of any New Invention, and further shall cooperate to achieve the allocation of rights to New Inventions anticipated herein. No new patent applications shall be filed related to any New Invention without the written consent of the other party. Each party shall be solely responsible for costs associated with the protection of its intellectual property, and each may use the data generated in connection with Services for such protection, except for any data related to a New Invention.

7.3     Ownership of Data. Except as set forth in Section 7.2, all data and information resulting from the conduct of Services shall be the sole property and Confidential Information of Client and shall be subject to Client’s exclusive use, commercial or otherwise.

7.4      License of [***]. [***].

7.5      License of Client Background IP and Client Inventions. Subject to the terms and conditions of this Agreement, Client hereby grants to Catalent a royalty-free, worldwide, sublicensable, non-exclusive license to Client Background IP and Client Inventions and/or any other intellectual property rights in each case (whether registered or not) (excluding any of the same owned by or licensed to Catalent and/or its Affiliates) solely for Catalent’s performance of its obligations under this Agreement.

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SECTION 8
WARRANTIES

8.1     Catalent Warranties. Catalent warrants that (A) it is authorized to enter into this Agreement, and its performance of Services will not violate Applicable Laws or contracts with any third party, (B) Catalent is not Debarred and will not, in the performance of the Services under this Agreement or any Quotation, use the services of any Debarred Person, (C) in performance of the Services Product produced pursuant to this Agreement or any Quotation shall have been Manufactured in accordance with Applicable Laws and in conformance with the batch record, Specifications, protocols and the Quality Agreement as agreed between the parties, or Micronized API Specifications, in each case as applicable, and shall not be adulterated, misbranded, or mislabeled within the meaning of Applicable Laws; provided that Catalent shall not be liable for defects attributable to Client-supplied Materials (including, artwork, advertising, or labeling, as applicable) or for defects attributable to Client-directed Raw Materials, (D) to its knowledge, there are no patents, no trade secrets, or other proprietary rights owned by others related to the Catalent Background IP utilized in the Services or incorporated in the Product that would be infringed or misused by Catalent’s performance of its obligations as provided in this Agreement, or any Quotation or Quality Agreement executed pursuant to this Agreement, (E) no transaction or dealing under this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement shall be conducted with or for any individual or entity that is designated as the target of any comprehensive sanction, restriction, or embargo administered by the United Nations, the European Union, the United Kingdom, or the United States of America, (F) the Products will be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Products solely due to the Services of Catalent,  and (G) Catalent understands that Client may be required to comply with the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Applicable Laws relating to bribery or other corruption (collectively, the “Anti-Corruption Laws”), and further represents that each person acting on its behalf shall comply with all applicable Anti-Corruption Laws.

8.2    Client Warranties. Client warrants that (A) it is authorized to enter into this Agreement, and its performance of its obligations under this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement will not violate Applicable Laws or any contract with any third party, (B) any data, records, or information (including but not limited to scientific data, and safety data) provided by Client is, to Client’s knowledge after thorough investigation, complete and accurate, (C) all Client-supplied Materials shall have been produced and provided to Catalent in accordance with Applicable Laws (including CGMP where applicable) and the Quality Agreement executed pursuant to this Agreement, shall comply with all applicable Specifications, and shall not be adulterated, misbranded, or mislabeled within the meaning of Applicable Laws, (D) Client is not Debarred and will not in the performance of its obligations under this Agreement, use the services of any Debarred Person, (E) all results, data, Client-supplied Materials, Product, samples, and other materials and deliverables provided to Client by Catalent shall be held, used, and disposed of by or on behalf of Client as set forth in the applicable Quotation and/or in accordance with Applicable Laws (including, in connection with any such items that are not labeled, in accordance with 21 C.F.R. § 201.150, to the extent applicable, and including, without limitation, applicable data privacy, data protection, and data security laws); specifically, Client shall not permit the human consumption of any such item, except to the extent approved by applicable Regulatory Authorities, (F) Client has all necessary authority to use, sell, manufacture, import and export, and to permit Catalent to use, pursuant to this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement, all intellectual property related to any Product or any Client-supplied Material; and, to Client’s knowledge after thorough investigation, there is no patent or trade secret owned by any third party that would be infringed or misappropriated by Client’s or Catalent’s performance of this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement (except that the foregoing warranty does not extend to processes, methods, or technology used by Catalent that, without the use of Client Background IP, Product, or Client-supplied Materials, would infringe any patent or misappropriate any trade secret of any third party), (G) Client has all authorizations and permits required to deliver or have delivered Client-supplied Materials to the Facility, (H) no transaction or dealing under this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement shall be conducted with or for any individual or entity that is designated as the target of any comprehensive sanction, restriction, or embargo administered by the United Nations, the European Union, the United Kingdom, or the United States of America, (I) Client understands that Catalent is required to comply with the Anti-Corruption Laws, and further represents that each person acting on its behalf shall comply with all applicable Anti-Corruption Laws, and (J) to the extent applicable, it has filed the requisite regulatory filing with the relevant Regulatory Authority for the Product that is the subject of a Quotation.

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8.3     Limitations. The representations and warranties set forth in this Section 8 are the sole and exclusive representations and warranties made by each party to the other party in connection with this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement, and neither party makes any other representation, warranty, or guarantee of any kind whatsoever in connection with this Agreement or any Quotation or Quality Agreement executed pursuant to this Agreement, including any implied warranty of merchantability, non-infringement, or fitness for a particular purpose. Client acknowledges that, except for the representations and warranties contained in Section 8, it is not relying on any representation or warranty (whether express or implied) by or on behalf of Catalent or any other person or entity in connection with the Agreement notwithstanding the delivery or disclosure to Client of any materials, documentation or other information during the course of any negotiation process.

SECTION 9
INDEMNIFICATION

9.1.    Indemnification by Catalent. Catalent shall indemnify, defend, and hold harmless Client, its Affiliates, and their respective directors, officers, employees, agents, managers, members, and shareholders, in their capacities as such (collectively, the “Client Indemnitees”) from and against any and all claims, losses, demands, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and expenses and reasonable investigative costs) in connection with any suit, demand, or action by any third party (collectively, “Loss”) in connection with, arising out of, or resulting from (A) any breach of Catalent’s representations, warranties, or covenants set forth in this Agreement or any Quotation or the related Quality Agreement executed pursuant to this Agreement, or (B) any gross negligence or willful misconduct by Catalent; in each case except to the extent that any of the foregoing is in connection with, arises out of, or results from any Client Indemnitee’s gross negligence, willful misconduct, or material breach of this Agreement or is subject to Client’s obligation to indemnify Catalent.

9.2     Indemnification by Client. Client shall indemnify, defend, and hold harmless Catalent, its Affiliates, and their respective directors, officers, employees, agents, managers, members, equity holders, and/or shareholders, in their capacities as such (collectively, the “Catalent Indemnitees”) from and against any and all Loss in connection with, arising out of, or resulting from (A) any breach of Client’s representations, warranties, or covenants set forth in this Agreement or any Quotation or the related Quality Agreement executed pursuant to this Agreement, (B) any manufacture, packaging, sale, promotion, distribution, or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability, (C) Client’s exercise of control over the Quotation to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trial utilizing any material or Product that is the subject of any Quotation, (E) any actual or alleged infringement or violation of any third-party patent, trade secret, copyright, trademark, or other proprietary right by any Product, material, or information provided or specified by Client, including Client-supplied Materials, Confidential Information supplied by or on behalf of Client pursuant to this Agreement or any Quotation or the related Quality Agreement executed pursuant to this Agreement, (F) any violation of any Applicable Laws by Client, its Affiliates or its or their directors, officers, employees, agents, or subcontractors, or (G) any gross negligence or willful misconduct by Client, its Affiliates or its or their directors, officers, employees, agents, or subcontractors; in each case except to the extent that any of the foregoing is in connection with, arises out of, or results from any Catalent Indemnitee’s gross negligence, willful misconduct, or material breach of this Agreement or is subject to Catalent’s obligation to indemnify Client. In addition, for clarity, Client shall be responsible for reimbursing Catalent for any costs relating to any Catalent Indemnitee’s obligation to respond to a subpoena specifically relating to the Services and Product provided under this Agreement.

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9.3    Indemnification Procedures. All indemnification obligations set forth in Sections 9.1 and 9.2 are conditioned upon the Person who seeks the benefit of such section (A) promptly notifying the indemnifying party of any suit, action, claim, proceeding, or other liability (each, an “Indemnified Matter”) of which the Person seeking indemnification becomes aware (including a copy of any complaint, summons, notice, or other instrument related to the Indemnified Matter); provided, however, that any failure to provide such notice shall not relieve the indemnifying party of its obligations under this Section 9 except to the extent, if any, that the indemnifying party is actually prejudiced by such failure, (B) allowing the indemnifying party, if that party so requests, and at the indemnifying party’s expense, to conduct and control the defense and any related settlement negotiation of any such Indemnified Matter and any related settlement negotiation (except that the indemnifying party (i) must promptly provide and continuously maintain such defense, and (ii) may not settle such Indemnified Matter if such settlement involves the payment of any money by any indemnified Person, any injunction against such indemnified Person, or any admission of liability by such indemnified Person), (C) cooperating with the indemnifying party upon request and at the indemnifying party’s expense, in the defense of the Indemnified Matter or any related settlement negotiation, and (D) not compromising or settling the Indemnified Matter without the prior written consent of the indemnifying party, not to be unreasonably withheld, conditioned, or delayed.

SECTION 10
LIMITATIONS OF LIABILITY

10.1.1.   [***] .

10.1.2   [***][***] .

10.1.3   [***]

10.2       [***],.

10.3   Notwithstanding anything to the contrary in the foregoing, any calculation of Catalent’s liability shall exclude [***].

10.4    Neither party nor its Affiliates shall be liable to the other party or its Affiliates for (a) indirect, incidental, special, punitive, or consequential damages, (b) loss of revenues or profits (whether direct or indirect), or (c) loss of data, in each case arising out of performance under this Agreement or any Quotation, QAR, or Quality Agreement executed pursuant to this Agreement, whether in contract, in tort, or under statute, even if such party or any of its Affiliates has been advised of the possibility of such damages.

SECTION 11
INSURANCE

Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) commercial general liability and/or foreign liability insurance with a per-occurrence limit of not less than [***] or equivalent and an annual aggregate limit of not less than [***] or equivalent, (B) products and completed operations liability insurance with a per-occurrence limit of not less than [***] or equivalent covering each party’s own operations arising out of or in connection with this Agreement, providing coverage for bodily injury and property damage claims, and (C) employers liability insurance with limits of not less than [***] per claim and, if applicable to the jurisdiction, workers’ compensation insurance with statutory limits. Client shall, at its own cost and expense, obtain and maintain clinical trial liability insurance with a per-occurrence limit of not less than [***], and all risk property insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to or from, the Facility, and Client shall obtain a waiver of subrogation clause from its all-risk property insurance carrier(s) in favor of Catalent. Each required insurance policy shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII or equivalent. Catalent shall be named as an additional insured within Client’s products liability and clinical trial liability insurance policies, provided that such additional insured status will apply solely to the extent of the Client’s indemnity obligations under this Agreement. Upon the other party’s written request, each party shall promptly furnish to the other party a certificate of insurance. Client’s failure to comply with Section 11.1(B) shall bar any Client claims related to loss or damage to Client-supplied Materials. Client is the legal owner of the Product and consequently, Client shall at all times be responsible for insuring the foregoing against all risks of damage or loss.

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SECTION 12
TERM AND TERMINATION

12.1    This Agreement will commence on the Effective Date and shall continue for [***], unless earlier terminated or extended in accordance with this Section 12.1 (the “Term”). Unless this Agreement is terminated in accordance with Section 12.2 or 12.3, the Term shall automatically extend for [***] unless and until one party gives the other party at least [***] prior written notice of its desire to terminate as of the end of the then-current Term. Notwithstanding anything to the contrary in the foregoing, if any Quotation is in effect, the terms of this Agreement shall remain in effect for such Quotation.

12.2   Client may terminate this Agreement or any Quotation without cause at any time during the Term on [***] prior written notice to Catalent. Upon receipt by Catalent of any such termination notice, Catalent will promptly cease or wind down in an orderly manner, as appropriate, Services under the terminated Quotation(s) unless otherwise requested by Client in such notice. Notwithstanding anything to the contrary in the foregoing, if any Quotation is in effect, the terms of this Agreement shall remain in effect for such Quotation until it is completed or terminated as agreed upon by the parties.

12.3   Either party may terminate this Agreement or any Quotation immediately without further action if the other party files a petition in bankruptcy, enters into an agreement with its creditors, applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator for its affairs, makes an assignment for the benefit of creditors, suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent where such order is not discharged within [***], or takes any equivalent or similar action in consequence of debt in any jurisdiction.

12.4   In the event of a material breach of this Agreement or any Quotation (other than a payment breach), the non-breaching party shall have the right to terminate this Agreement or only the breached Quotation but may only do so where the breaching party fails to cure the breach within [***] after written notice of the breach is given by the non-breaching party.

12.5   If Client fails to make payments for undisputed amounts in accordance with the terms of this Agreement or the applicable Quotation and such payment breach is not cured within [***] days after written notice of non-payment from Catalent, Catalent may (A) terminate this Agreement or any Quotation, or (B) suspend any further performance of Services under this Agreement or any Quotation until such invoice is paid in full, without releasing Client from its obligations under this Agreement or the applicable Quotation.

12.6   In the event that this Agreement or any Quotation is terminated or any Service is cancelled or postponed in accordance with this Agreement, in whole or in part, Client shall pay Catalent for all Services performed up to the date of termination, cancellation, or postponement, plus any applicable cancellation or postponement fee pursuant to Section 3.4 or as set forth in the applicable Quotation, and shall reimburse Catalent for all costs and expenses incurred, and all non-cancelable commitments made, in the performance of Services under the applicable Quotation, including (A) any cost incurred to wind down and cease any ongoing Services under the applicable Quotation, and (B) any cost for any Client-specific purchases made by Catalent for use in such Services;.

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SECTION 13
NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally or by hand, (B) when e-mailed (provided the e-mail is acknowledged by the recipient), (C) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid, or (D) when delivered if sent by a nationally recognized overnight courier service; in each case to a party at the address as set forth with its signature below (or at such other address as a party shall specify by like notice; provided that such notices shall be effective only upon receipt thereof), with a copy to the Facility

SECTION 14
MISCELLANEOUS

14.1   Entire Agreement, Amendment and Precedence. This Agreement, each Quotation, any related Quality Agreement, and any QAR or other amendment to any of the foregoing, collectively constitute the entire understanding between the parties concerning their subject matter and supersede any contract, agreement, or understanding (oral or written) of the parties with respect to such subject matter, except that this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as such confidentiality agreement relates to periods prior to the Effective Date or to business dealings not covered by this Agreement. This Agreement shall not impair or affect the terms of any other development, license, manufacturing, or packaging agreement between Client and Catalent or their respective Affiliates. No provision of this Agreement may be amended except upon written agreement signed by both parties. To the extent that there is any conflict between the terms set forth in this Agreement and any term set forth in a Quotation, QAR, purchase order, acknowledgment, delivery document, or the Specifications, the terms set forth in this Agreement shall prevail, except that any term specifically relating to the procurement of Comparator Drug or any term in a Quotation that states an express intent to supersede the terms of this Agreement shall prevail over the terms set forth in this Agreement to the extent there is a conflict. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

14.2   Captions; Certain Conventions. The captions and headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement. Unless otherwise expressly provided or the context of this Agreement otherwise requires, subject to the governing law of the Agreement, all references to liabilities or obligations of each party herein shall be subject to Section 10, regardless of whether the particular provision includes a cross reference to Section 10. This Agreement shall be construed as if it were drafted jointly by the parties.

14.3  Further Assurances. The parties agree to execute, acknowledge, and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.4    Governing Law and Dispute Resolution.

(A)          This Agreement, and all suits, actions, claims, or proceedings (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any suit, action, claim, or proceeding based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, U.S.A., without giving effect to any law, rule, or provision of the State of Delaware, or to any other conflict of law principle, that would cause the application of the laws, rules, or provisions of any jurisdiction other than the State of Delaware. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(B)           Alternative Dispute Resolution.

a.              For all disputes that are not Quality Matter disputes that arise between the parties:

i.               The dispute shall first be presented to the senior executives of the parties for consideration and resolution.
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ii.              Mandatory Mediation. If such executives cannot resolve the dispute within [***] of the receipt by one party of a written notice of demand from the other, then the parties shall seek to settle the dispute through mediation administered by International Institute for Conflict Prevention and Resolution ("CPR"), New York, New York, U.S.A., before resorting to and as a condition precedent to arbitration.

iii.            Arbitration. If the parties cannot resolve the dispute through mediation, then the parties shall seek resolution of this dispute through final and binding arbitration in the English language, in New York, New York, U.S.A., before [***] arbitrators, none of whom shall be designated by either party and shall be designated in accordance with the Rules for Administered Arbitration of CPR, New York, New York, U.S.A. The arbitrators, and not a court, shall have primary responsibility to hear and determine challenges to the jurisdiction of the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages. The arbitrators shall award to the prevailing party, if any, its costs and attorneys' fees and expenses reasonably incurred in connection with the arbitration, including, without limitation, the fees of the arbitrators and the costs of administering the arbitration, as well as any cost of collection or enforcement of any arbitral award. The parties agree that arbitration shall be the mechanism by which all non-Quality Matter disputes that cannot be resolved through mediation as provided in Section 14.4.(B)(a)(ii), shall be resolved and decided, and in so doing waive all rights to all other dispute resolution processes or proceedings, including litigation and administrative proceedings.

b.             Quality Matter Disputes. For Quality Matter disputes that arise between the parties, the parties shall first use reasonable efforts to attempt to resolve such Quality Matter disputes through the escalation of discussions to the appropriate level of management within [***] from the first notification of the dispute from one party to the other party. Resolution of Quality Matter disputes that cannot be resolved after good-faith discussions between the parties shall be resolved as follows: (i) for Quality Matter disputes regarding the cause of the non-conformity of a Defective Product, using the procedures for Defective Product as outlined in Section 4 of this Agreement, and (ii) for any other Quality Matter disputes, the parties shall perform a Third Party Review and follow the procedures established in Section 4.2. The parties shall use reasonable efforts to solve any Quality Matter disputes within [***] from the first notification of the dispute from one party to the other party. If the parties disagree on the existence of a Quality Matter dispute subject to this Section, the parties agree that it shall be presumed a Quality Matter dispute subject to resolution pursuant to this Section 14.4(B)(b); to the extent non-Quality Matter disputes are intertwined with Quality Matter disputes each shall be resolved separately, pursuant to resolution methods established in this Section 14.4.

c.             Injunctive Relief. Each party agrees that its breach of Sections 6 or 7 may require swift action to prevent escalated damage to the other party and notwithstanding anything to the contrary herein, that the other party is entitled to seek timely injunctive relief under this Agreement for such breach at any time and in court of competent jurisdiction, without the requirement of having to post bond or other security, as well as any further relief that may be granted by a court of competent jurisdiction.

14.5   No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent non-compliance.

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14.6   Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debt or make any commitment for the other party. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, partners, employer/employee, or principal and agent.

14.7   Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party; except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets (to which the Agreement directly relates) of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.

14.8    No Third Beneficiary. This Agreement shall not confer any right or remedy upon any Person or entity other than the parties and their respective successors and permitted assigns, except that Client Indemnitees and Catalent Indemnitees may enforce Section 9 of this Agreement to the extent of any Indemnified Matter.

14.9   Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party's prior written consent, except as required (A) under applicable laws, (B) by any governmental agency, or (C) by the rules of any stock exchange on which the securities of the disclosing party are listed; in each case, the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the consent of the other party prior to issuing the press release or making the public disclosure. In addition, Client shall not use Catalent’s name in a manner that could be construed as an endorsement of Client’s Product, including any scientific conclusion as to safety or efficacy.

14.10  No Setoff. Except as provided in Section 14.11, each party (A) shall perform its obligations under this Agreement (including payment obligations) without setoff, deduction, recoupment, or withholding of any kind for amounts owed or payable by the other party whether under this Agreement, applicable law, or otherwise and whether relating to the other party’s breach, bankruptcy, or otherwise, and (B) hereby waives any rights that it may have to such setoff, deduction, recoupment, or withholding of any kind whether such rights arise under this Agreement, applicable law, or otherwise.

14.11  Right to Dispose and Settle. If Catalent requests direction in writing from Client with respect to disposal of any inventory of Product, Client-supplied Materials, equipment, samples, or other items belonging to Client, and is unable to obtain a response from Client within a reasonable period after making reasonable efforts to do so, Catalent may, in its sole discretion (A) dispose of all such items, and (B) set-off the cost of such disposal and all amounts due to Catalent or any of its Affiliates from Client against any credit Client may hold with Catalent or any of its Affiliates.

14.12 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, any action or failure to act of any government or agency thereof occurring after the date of this Agreement or applicable Quotation, terrorist events, armed hostilities, factory shutdowns, embargoes, wars, or insurrection, riots, civil commotion, labor disturbances, epidemic, destruction of production facilities or materials by earthquakes, fires, floods, or weather, or failure of or shortages due to suppliers, vendors, public utilities, or common carriers; provided that the party seeking relief under this Section 14.12 shall promptly notify the other party of such cause(s) beyond such party’s reasonable control. If the cause(s) continue unabated for [***], then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement or applicable Quotation should result from such cause(s).

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14.13 Survival. The rights and obligations of the parties shall continue under Sections 3 (Payments), 5 (Regulatory Matters), 6 (Confidentiality and Non-Use), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance), 12 (Term and Termination), 13 (Notice), and 14 (Miscellaneous) of this Agreement shall survive termination or expiration of this Agreement.

14.14  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile, or electronic reproduction of the executed Agreement shall constitute an original.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized Representatives to execute this Agreement effective as of the Effective Date.

CATALENT PHARMA SOLUTIONS, LLC	REMIX THERAPEUTICS, INC.

/s/ Aris Gennadios	/s/ Heather Wasserman
Signature	Signature

Aris Gennadios	Heather Wasserman
Printed Name	Printed Name

Group President, Pharma and Consumer Health	CBO/COO
Title	Title

Notices: Catalent Greenville, Inc 1240 Sugg Pkwy, Greenville, NC 27834, U.S.A. Attn: [***]	Notices: Remix Therapeutics, Inc. 100 Forge Road, Suite 400 Watertown, MA, 02472, U.S.A. Attn: [***] Email: [***]
With a copy to: Catalent Pharma Solutions 200 Crossing Boulevard, 7th Floor Bridgewater, NJ 08807, U.S.A. Attn: [***] Email: [***]	With a copy to: Remix Therapeutics, Inc. 100 Forge Road, Suite 400 Watertown, MA, 02472, U.S.A. Attn: [***] Email: [***]

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